Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 6, 2018
Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

Ford Credit Floorplan Master Owner Trust 2018-3 (FORDF 2018-3) Active Joint Leads : BofAML, Deutsche Bank, Lloyds Passive Joint Leads: Mizuho, SMBC

Co-Managers	:	BB, US Bank
Selling Group	:	Academy

CLS	AMT $mm	WAL	EXP	LGL	S/F	BENCH	YIELD	PRICE	CPN

A-1	800.000	2.93	10/21	10/15/23	AAA/AAA	IntS +40	3.554	99.97772	3.52
A-2	325.000	2.93	10/21	10/15/23	AAA/AAA	1ML +40		100.00000

Bill & Deliver	:	BofAML	BBG Ticker	:	FORDF 2018-3 FORF
Expected Ratings	:	S&P/Fitch	Registration	:	SEC Registered
Expected Settle	:	11/09/18	First Pay Date	:	12/17/18
Priced	:	to Exp Maturity	ERISA Eligible	:	YES
Denoms	:	$1k/$1k

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DwIGaQ&c=SFszdw3oxIkTvaP4xmzq_apLU3uL-3SxdAPNkldf__Q&r=nFivu4A4MlGYK_kYrSmxlKOdxJPRbz9iDufb7enpBHI&m=q5E9QrmipAoOvWLbAIGO0rooSIOZeiu yoQrSGiJOspA&s=MjbEcm4_5fDJw2DGwHuC3xmD4tmEhQvG99_ZNQ5Fbok&e=.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.  The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.